UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Howard Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6011 UNIVERSITY BOULEVARD

SUITE 370

ELLICOTT CITY, MARYLAND 21043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

WEDNESDAY, MAY 25, 2016, AT 11:30 A.M.

At the

Corporate Offices of

Howard Bancorp, Inc.

6011 University Boulevard

Suite 370

Ellicott City, MD 21043

The Annual Meeting of Stockholders of Howard Bancorp, Inc. (the “Company”) will be held on Wednesday, May 25, 2016 at 11:30 a.m. (local time) at the corporate offices of Howard Bancorp, Inc. located at 6011 University Boulevard, Suite 370, Ellicott City, MD 21043, to consider and act upon the following matters:

1.	To elect four Class II directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2019, and until their successors are elected and qualify; to elect one Class I director to serve for the remainder of a three-year term expiring at the Annual Meeting of Stockholders in 2018 and until his successor is elected and qualifies; and to elect one Class III director to serve for the remainder of a three-year term expiring at the Annual Meeting of Stockholders in 2017 and until his successor is elected and qualifies;
2.	To approve a non-binding advisory proposal to approve the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Stegman & Company as the independent registered public accounting firm to audit the Company’s financial statements for 2016; and

4.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Any action may be taken on the foregoing at the meeting on the date specified above or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Only stockholders of record as of the close of business on March 31, 2016 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

If you have questions pertaining to the foregoing, please contact the Company at (410) 750-0020.

By Order of the Board of Directors

Charles E. Schwabe, Corporate Secretary
April 12, 2016

HOWARD BANCORP, INC.

6011 UNIVERSITY BOULEVARD

SUITE 370

ELLICOTT CITY, MARYLAND 21043

___________________________________________

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

___________________________________________

INTRODUCTION

In connection with the solicitation of proxies by the Board of Directors of Howard Bancorp, Inc., a Maryland corporation (“Howard Bancorp” or the “Company”), for use at the Company’s Annual Meeting of Stockholders, to be held at 11:30 a.m. (local time) on Wednesday, May 25, 2016 (the “Meeting”), and at any adjournment or postponement of the Meeting, we are first making this proxy statement, the Notice of Annual Meeting of Stockholders and the form of proxy card available on or about April 12, 2016, to all stockholders of the Company entitled to vote at the Meeting. The Meeting will be held at the following location:

Corporate Offices of

Howard Bancorp, Inc.

6011 University Boulevard

Suite 370

Ellicott City, MD 21043

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, on the website referred to in the Notice or request to receive an e-mailed or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an e-mailed or printed copy may be found in the Notice. If you request printed copies, these materials will also include a proxy card for the Meeting that you can use to vote your shares.

We intend to mail the Notice on or about April 12, 2016 to all stockholders of record entitled to vote at the Meeting. We may send record holders a proxy card, along with a second Notice, on or after April 24, 2016.

The cost of this proxy solicitation is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company, who will not receive any special compensation for their services. The Company may also engage an outside firm to assist in the solicitation of the proxies. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to the beneficial owners of our common stock.

VOTING RIGHTS AND PROXIES

Voting Rights; Quorum; Vote Required to Approve

Only stockholders of record at the close of business on March 31, 2016 (the “Record Date”), will be entitled to notice of and to vote at the Meeting or any adjournment or postponement of the Meeting. On that date, the Company had 6,964,918 shares of common stock, par value $0.01 per share, outstanding, held by approximately 470 stockholders of record. The common stock is the only class of the Company’s stock of which shares are outstanding and entitled to vote at the Meeting. Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have the right to cumulate votes in the election of directors.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will be necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (as long as there is one routine matter to be voted on at the meeting, as discussed further below) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

Assuming a quorum is present, the affirmative vote of a plurality of the shares cast in person or represented by proxy at the Meeting is required to elect the director nominees. In other words, the nominees who receive the greatest number of votes cast, up to the number of nominees up for election, will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The affirmative vote of at least a majority of all votes cast at the Meeting is required for the approval of the non-binding resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

The affirmative vote of at least a majority of all votes cast at the Meeting is required for the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm. Abstentions are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

If your shares are held in the name of a bank, broker or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted at the Meeting. In general, brokers who hold shares of record in street name have the authority to vote shares for which their customers do not provide voting instructions on certain limited routine, uncontested items. In the case of non-routine or contested items, the brokerage firm holding street name shares cannot vote the shares if it has not received voting instructions from the beneficial holder of such shares. A broker “non-vote” occurs when a proxy received from a broker but the shares represented by such proxy are not voted on a particular matter because the broker has not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the broker does not have discretionary power to vote the shares.

If your shares of common stock are held of record by a bank or other nominee, whether such nominee can exercise discretionary authority to vote your shares on any matter at the Meeting in the absence of instructions from you will depend on your specific arrangement with your nominee record holder. In the absence of an arrangement with your record holder granting such discretionary authority, your record holder nominee will not have discretionary authority to vote your shares on any matter at the Meeting in the absence of specific voting instructions from you.

Under the applicable rules of the various securities exchanges applicable to their member brokerage firms, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “routine” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. If your broker holder of record signs and returns a proxy card on your behalf, but does not indicate how the common stock should be voted, the common stock represented on the proxy card will be voted FOR ratification of the appointment of Stegman

& Company as our independent public accounting firm for 2016. The election of directors and the non-binding advisory vote to approve the compensation of our named executive officers are considered “non-routine” items for which brokerage firms may not vote in their discretion on behalf of clients who do not furnish voting instructions and, thus, there may be “broker non-votes” at the Meeting with respect to these proposals. IF YOU HOLD YOUR SHARES IN STREET NAME THROUGH A BROKER, YOU MUST PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER RECORD HOLDER IN ORDER FOR YOUR SHARES TO BE VOTED WITH REGARD TO THE ELECTION OF DIRECTORS AND THE NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION. FURTHER, IF YOUR SHARES ARE HELD IN STREET NAME BY A BANK OR OTHER NOMINEE TO WHOM YOU HAVE NOT GRANTED DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES, YOUR SHARES WILL NOT BE VOTED ON ANY PROPOSAL AT THE MEETING UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO YOUR RECORD HOLDER.

Proxies

Properly executed proxies received by the Company in time to be voted at the Meeting will be voted as specified by stockholders on the proxy form. In the absence of specific instructions, proxies received will be voted as follows, except that shares held by brokers for which voting instructions were not received by the beneficial owners will only be voted with respect to ratification of the independent registered public accountants:

•	FOR the election of the nominees for election as directors.
•	FOR approval of the non-binding advisory vote on the compensation of the Company’s named executive officers.
•	FOR ratification of Stegman & Company as the independent registered public accounting firm to audit the Company’s financial statements for 2016.

Management does not know of any matters that will be brought before the Meeting, other than as described in this Proxy Statement. If other matters are properly brought before the Meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

WE ANTICIPATE THAT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL VOTE THEIR SHARES OF THE COMPANY’S COMMON STOCK IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED HEREIN, FOR THE APPROVAL OF THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY.

The inspectors of election appointed for the Meeting will determine the presence of a quorum and will tabulate the votes cast at the Meeting.

As set forth in the Notice, you may authorize a proxy to vote your shares on your behalf and indicate how such shares should be voted by telephone, by Internet, or by mail by requesting a paper copy of the materials. PLEASE CAST YOUR VOTE PROMPTLY in order to assure that your shares are voted.

You may revoke your proxy at any time before it is voted at the Meeting:

o	by granting a later proxy with respect to the same shares;
o	by sending written notice to Charles E. Schwabe, Corporate Secretary of the Company, at the Company’s address noted above, at any time prior to the proxy being voted; or
o	by voting in person at the Meeting.

Attendance at the Meeting will not, in itself, revoke a proxy. If your shares are held in street name by your bank, broker or other nominee, you will need additional documentation to vote in person at the Meeting. Please see the voting form provided by your bank, broker or other nominee, as record holder of the shares, for additional information regarding the voting of your shares.

SECURITIES OWNERSHIP

OF

DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2016, information with respect to the beneficial ownership of Howard Bancorp’s common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of the outstanding common stock. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

	Position	Number of Shares Beneficially Owned (1)	Stock Options and Warrants Exercisable Within 60 Days	Total	Percent of Common Shares
Board of Directors:
Richard G. Arnold	Director	107,328	8,035	115,363	1.66%
Nasser Basir (2)	Director	36,918	304	37,222	*
Gary R. Bozel (3)	Director	43,888		43,888	*
Andrew E. Clark (4)	Director	49,213	6,877	56,090	*
Robert J. Hartson (5)	Director	199,823	3,760	203,583	2.92%
Donna Hill Staton	Director	8,258	—	8,258	*
John J. Keenan	Director	3,952	—	3,952	*
Paul I. Latta, Jr.	Director	86,111	13,187	99,298	1.43%
Kenneth C. Lundeen (6)	Director	154,728	5,939	160,667	2.31%
Karen D. McGraw	Director	1,423	—	1,423	*
Richard J. Morgan	Director	2,540	—	2,540	*
Thomas P. O’Neill	Director	18,685		16,685	*
Mary Ann Scully (7)	Director, Chairman of Board, Chief Executive Officer and President	122,019	23,387	145,406	2.09%
Robert W. Smith, Jr.	Director	28,185	—	28,185	*

Executive Officers:
Robert A. Altieri (8)	Executive Vice President	7,666	—	7,666	*
George C. Coffman (9)	Executive Vice President Chief Financial Officer and Treasurer	54,407	18,762	73,169	1.05%
Dennis E. Finnegan (10)	Executive Vice President	1,000	—	—	*
Charles E. Schwabe(11)	Executive Vice President and Secretary	39,556	18,762	58,318	*

All directors & executive officers as a group (18 persons)		965,700	99,013	1,064,713	15.29%

	Number of Shares Beneficially Owned (1)	Stock Options and Warrants Exercisable Within 60 Days	Total	Percent of Common Shares
T. Rowe Price Associates, Inc. (12) 100 E. Pratt Street Baltimore, MD 21202	578,310	—	578,310	8.30%

EJF Capital LLC (13) 2107 Wilson Boulevard Suite 401 Arlington, VA 22201	434,782	—	434,782	6.24%

 * Less than 1%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes 6,850 shares held in an Individual Retirement Account in the name of Mr. Basir. Also includes 8,000 shares held in UTMA accounts for Mr. Basir’s children, of which he disclaims beneficial ownership
(3)	Includes 7,798 shares held by Par Investors Ltd., and 5,856 shares held by 7009 Unlimited, both of which Mr. Bozel is a general partner. Also includes 203 shares held in Mr. Bozel’s spouse’s Individual Retirement Account, of which he disclaims beneficial ownership.
(4)	Includes 4,500 shares held in an Individual Retirement Account in the name Mr. Clark, of which he is the beneficial owner. Also, includes 2,700 shares held in an Individual Retirement Account in the name of Mr. Clark’s spouse for which Mr. Clark disclaims beneficial ownership.
(5)	Includes 27,500 shares owned by Hartson Family Trust, for which Mr. Hartson serves as co-trustee and over which he has shared voting and investment power; 20,600 shares held by ATEC Profit Sharing Plan, for which Mr. Hartson is the trustee. Does not include 16,200 shares held in the name of Mr. Hartson’s spouse, for which Mr. Hartson disclaims beneficial ownership.
(6)	Includes 25,600 shares held in an Individual Retirement Account in the name of Mr. Lundeen, of which he is the beneficial owner. Also includes 6,668 shares held by Mr. Lundeen’s spouse and 14,674 shares held in trust by Mr. Lundeen’s spouse as trustee for benefit of members of her family, for which Mr. Lundeen disclaims beneficial ownership.
(7)	Includes 25,547 shares held in an Individual Retirement Account in the name of Ms. Scully. Also includes 1,666 shares of restricted stock over which Ms. Scully has voting control. Does not include 13,332 restricted stock units awarded to Ms. Scully over which Ms. Scully will not have voting control until vesting occurs, which will not be within 60 days of March 31, 2016.

(8)	Includes 1,666 shares of restricted stock over which Mr. Altieri has voting control. Does not include 9,999 restricted stock units awarded to Mr. Altieri over which Mr. Altieri will not have voting control until vesting occurs, which will not be within 60 days of March 31, 2016.
(9)	Includes 8,200 shares held in an Individual Retirement Account in the name of Mr. Coffman. Also includes 1,666 shares of restricted stock over which Mr. Coffman has voting control. Does not include 9,999 restricted stock units awarded to Mr. Coffman over which Mr. Coffman will not have voting control until vesting occurs, which will not be within 60 days of March 31, 2016.
(10)	Does not include 6,333 restricted stock units awarded to Mr. Finnegan over which Mr. Finnegan will not have voting control until vesting occurs, which will not be within 60 days of March 31, 2016.
(11)	Includes 1,666 shares of restricted stock over which Mr. Schwabe has voting control. Does not include 9,999 restricted stock units awarded to Mr. Schwabe over which Mr. Schwabe will not have voting control until vesting occurs, which will not be within 60 days of March 31, 2016.
(12)	T. Rowe Price Associates, Inc., a Maryland corporation, and T. Rowe Price Small-Cap Value Fund, Inc., a Maryland Corporation, jointly filed a Schedule 13G with the Securities and Exchange Commission on February 10, 2016, reporting that T. Rowe Price Associates, Inc. has sole voting power of 55,949 shares of common stock and sole dispositive power of 578,310 shares of common stock, and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power of 522,361 shares of common stock.
(13)	EJF Capital LLC, a Delaware Limited Liability Corporation, Emanuel J. Friedman, an individual, EJF Financial Services Fund, LP, a Delaware Limited Partnership, and EJF Financial Services GP, LLC, a Delaware Limited Partnership, jointly reported in a Schedule 13G filed with the Securities and Exchange Commission on June 5, 2015 that they each have shared voting and dispositive power of 434,782 shares of common stock. EJF Financial Services GP, LLC serves as the general partner of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC, and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services GP, LLC may share beneficial ownership. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership.

ITEM 1. ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors may be increased or decreased by the Board of Directors. The number of directors is currently fixed at 14 with no vacancies. The directors of the Company are divided into three classes - Class I, Class II and Class III - each class consisting of an equal number of directors, or as nearly equal as possible. One class of directors is elected at each annual meeting to hold office for a term of three years and until their successors have been duly elected and qualify. During his or her term, a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast on the matter and only for cause. The Board believes that the staggered terms of the Board of Directors help to assure the continuity and stability of the Company’s business strategies and policies. Each director of the Company also serves as a director of Howard Bank.

The Board of Directors has determined that all of our directors, with the exception of Ms. Scully, are independent directors as determined under the definition of independence set forth in the rules and listing standards of NASDAQ. In making this determination, the Board of Directors considered the transactions and relationships disclosed under “Certain Relationships and Related Transactions” below.

The Board of Directors has nominated the following persons for election as director, all of whom currently serve as directors:

Class	Nominees	To Serve Until Annual Meeting in

II	Messrs. Hartson, Latta, Smith and Ms. Hill Staton	2019
I	Mr. O’Neill	2018
III	Mr. Bozel	2017

Each director elected at the Meeting will be elected to serve for the period from his or her election until the identified annual meeting of stockholders and until his or her successor is elected and qualifies.

Each of the nominees for election as a director currently serves as a member of the Board of Directors. Unless authority is withheld and except with respect to shares held in street name by brokers for which voting instructions were not received from the beneficial owners, all proxies received in response to this solicitation will be voted for the election of the nominees listed above. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve prior to the Meeting, a substitute or substitutes will be nominated by the Board of Directors, and those proxies voted for the original nominee or nominees will be voted for such substitute(s).

Nominees receiving a plurality of the votes cast at the Meeting in the election of directors will be elected as director, in the order of the number of votes received. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 965,700 shares of our common stock, or approximately 14% of the shares of common stock outstanding on the Record Date, and have indicated their intention to vote “FOR” the election of all of the nominees for election as director.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

Set forth below is certain information as of March 31, 2016 concerning the nominees for election as director of the Company and each current director whose term will continue after the Meeting. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Class II Director Nominees to serve until the 2019 Annual Meeting of Stockholders

Robert J. Hartson

Mr. Hartson, 59, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004.  Mr. Hartson is the President of ATEC Industries, Ltd., a multi-disciplined construction company working in both the public and private sectors.  Mr. Hartson has held this position since 1987.  Mr. Hartson also has been the President of ATEC Shielding Systems since 2003.  ATEC Shielding Systems is a specialty subcontractor that designs, manufactures and installs systems that protect mission critical assets from the effects of High Electromagnetic Pulse, Electromagnetic Pulse and other destructive electromagnetic phenomenon, and whose primary customers include the U.S. military and various federal agencies.  Mr. Hartson is managing member of Howard Radiology, which operates a diagnostic medical imaging center in Maryland (1998-present). Mr. Hartson also manages 150,000 sq. ft. of commercial real estate in the Bank’s market area.  Mr. Hartson is an organizing director of Howard Bank and serves as a member of the Asset Quality and Audit Committees of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Hartson’s qualifications for serving on the boards of directors include his deep understanding of Howard Bancorp and Howard Bank as a result of being a member of the boards of directors since their inception and his knowledge of the real estate industry and business environment in our market areas.

Paul I. Latta, Jr.

Mr. Latta, 72, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Latta serves as Managing Member of ERIS Technologies LLC, a company developing 3-D software solutions for managing emergency situations. Prior to that Mr. Latta served as a Senior Vice President of The Rouse Company, a real estate development firm, from 1968 to 1999, and as President of E-IDC Inc., a software developer, from June 2007 through August 2009. Mr. Latta is an organizing director of Howard Bank, serves as the Lead Independent Director of Howard Bancorp and Howard Bank, and is currently a member of the Executive, the Governance and Nominating, and the Compensation Committees of the boards of directors of both Howard Bancorp and Howard Bank and the Strategic Growth Initiatives Committee of Howard Bancorp.

The boards of directors of both Howard Bancorp and Howard Bank believe that Mr. Latta’s qualifications for serving on their boards include his extensive knowledge of the real estate industry and his understanding of Howard Bancorp and Howard Bank as a result of being a member of the boards of directors since their inception.

Robert W. Smith, Jr.

Mr. Smith, 64, has served as a director of Howard Bancorp and Howard Bank since 2012.  Mr. Smith is a practicing attorney and has been a partner at the law firm of DLA Piper LLP (US) since 1983.  He is currently the Co-chair of the Global Corporate practice for DLA Piper and is a member of the Executive Committee of DLA Piper LLP (US), positions he has held for ten years or more. Mr. Smith’s practice focuses on the general representation of private and public companies, and includes significant experience relating to mergers and acquisitions and the public offering of securities.  Mr. Smith also has served on the boards of several not-for-profit entities, and is presently a member of the board of CENTERSTAGE in Baltimore, Maryland.  Mr. Smith currently serves as the Chair of the Compensation Committee and a member of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank and the Strategic Growth Initiatives Committee of Howard Bancorp.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Smith’s qualifications for serving on the boards of directors include his legal background and significant experience in working with public companies and advising boards of directors on legal, governance and transactional matters, his management experience based on his responsibilities as global practice chair at DLA Piper, his significant experience with strategic transactions and his knowledge of governance principles and board matters based on his service and leadership positions with not-for-profit boards.

Donna Hill Staton

Ms. Hill Staton, 58, has served as a director of Howard Bancorp and Howard Bank since 2009.  Ms. Hill Staton is an attorney and member of the Maryland Bar since 1982.  Her professional experience includes 13 years with the law firm of Piper & Marbury (now DLA Piper) where she was elected partner in 1993.  Her commercial litigation practice included the representation of financial institutions and other businesses in state and federal courts and commercial arbitrations.  Following a period of service as a Maryland circuit court judge, Ms. Hill Staton was appointed Deputy Attorney General of the State of Maryland in 1997, a position she held until 2006.  As chief deputy, she assisted the Attorney General with supervision of an office of nearly 600 employees, a multi-million dollar budget and responsibility for: the delivery of legal advice, counsel and representation of all branches of Maryland government; enforcement of the state’s Securities, Antitrust and Consumer Protection laws; criminal investigations; and representation of the State in all criminal appellate appeals In December 2015, she was asked to return to the office to again serve, in an acting capacity, as Deputy Attorney General. Ms. Hill Staton has served in numerous volunteer capacities including the Maryland State Board of Education, trustee of the Howard County Bar Foundation, the Client Protection Fund of the Bar of Maryland and the Baltimore Education Scholarship Trust.  She also served as an adjunct professor at the University of Maryland Law School during 2008.  Ms. Hill Staton is currently the Chair of the Governance and Nominating Committee and a member of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Ms. Hill Staton’s qualifications to serve as a director of Howard Bancorp and Howard Bank include her legal background working with and representing businesses, regulators and legislative bodies, her management experience, and her knowledge of governance principals gained from service on government and not-for-profit boards and commissions.

Class I Director Nominee to serve until the 2018 Annual Meeting of Stockholders

Thomas P. O’Neill

Mr. O’Neill, 63, was a director of Patapsco Bancorp, Inc. and The Patapsco Bank from 1995 (and served as its Chairman of the Board of Directors from August 1999) until August 28, 2015, when they merged into Howard Bancorp and Howard Bank, respectively. He has been a partner in the accounting firm of Hertzbach and Company since 2011. Previously, he was a managing director of RSM McGladrey, Inc. and the managing partner of the regional accounting firm of Wolpoff & Company LLP, which merged with American Express Tax and Business Services in 1998. He joined Wolpoff as a staff accountant in 1974 and became a partner in 1983. Mr. O’Neill is a member of the American Institute of Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups.

The boards of directors of each of Howard Bancorp and Howard Bank believes Mr. O’Neill’s qualifications to serve on the boards of directors include his experience in accounting, tax and real estate matters and his knowledge of Patapsco Bank’s business and operations as a result of his long tenure as a Director of Patapsco Bank. In addition, Mr. O’Neill’s involvement in local charitable and civic groups has allowed him to develop strong ties to the community, which provide the boards of directors with valuable insight regarding the business and consumer environment in the former Patapsco Bank’s local markets.

Class III Director Nominee to serve until the 2017 Annual Meeting of Stockholders

Gary R. Bozel

Mr. Bozel, 58, was a member of the board of directors of Patapsco Bancorp and The Patapsco Bank from 2000 until August 28, 2015, when they merged into Howard Bancorp and Howard Bank, respectively. Mr. Bozel is the managing principal of Gary R. Bozel & Associates P.A., a certified public accounting firm in Towson, Maryland. Mr. Bozel served as the Chairman of the Board of Northfield Bancorp, Inc. from March 1998 to November 2000 and as the Chairman of the Board of Northfield Federal Savings Bank from 1996 to November 2000. He also served as the President of Northfield Federal Savings Bank from 1993 to 1996. Mr. Bozel is a former member of the board of directors and finance committee of the Towson Golf and Country Club. Mr. Bozel is currently a member of the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank

The board of directors of each of Howard Bancorp and Howard Bank believe that Mr. Bozel’s qualifications to serve as a director of Howard Bancorp and Howard Bank includes his accounting background, which provides the board of directors with critical experience regarding financial matters and the needs of the local small business community. In addition, the board believes that Mr. Bozel’s 15-year tenure as a director of Patapsco Bank and Patapsco Bancorp and his previous experience in the local banking industry provides the boards valuable insight regarding the business and operations of the former Patapsco Bancorp and The Patapsco Bank as well as in our industry generally.

CONTINUING DIRECTORS

Class III Directors to serve until the 2017 Annual Meeting of Stockholders

Richard G. Arnold

Mr. Arnold, 54, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Arnold is the Vice President and co-owner of The John E. Ruth Company, Inc., a plumbing and heating firm. He has served in that capacity since 1983. He also maintains ownership in various real estate holdings. Mr. Arnold serves on the Board of Trustees at Mount de Sales High School and serves on several related committees. Mr. Arnold is an organizing director of Howard Bank and is currently the Chair of the Asset Quality Committee, and a member of the Compensation Committee of the boards of directors of both Howard Bancorp and Howard Bank and the Strategic Growth Initiatives Committee of Howard Bancorp.

The board of directors of each of Howard Bancorp and Howard Bank believe that Mr. Arnold’s qualifications for serving on the board include his many years of active involvement with the boards of directors, his experience owning and operating a small business in our market area, his experience in real estate and real estate development, and being a life-long member of the community which provides long standing affiliations with local businesses.

Nasser Basir

Mr. Basir, 61, has served as a director of Howard Bancorp and Howard Bank since 2009. He is a seasoned entrepreneur, executive and advisor with over three decades of expertise encompassing strategic planning, organizational development, financial and corporate management, and business development. He has been the founder and CEO of PSI Pax, Inc., and co-founder and CEO of Planned Systems International, Inc.; two successful information technology and business services firms supporting government and commercial customers throughout the U.S. Mr. Basir has an extensive background in talent mentorship, program management, product delivery and quality assurance. He has over thirty years of management and technical experience as an IT consultant to both large, medium and small organizations; and has had responsibility for a number of multi-year, multi-million dollar contracts. He is presently on the Board of Trustees of the Glenelg Country School. Mr. Basir currently serves on the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The board of directors of each of Howard Bancorp and Howard Bank believes that Mr. Basir’s experience managing, operating, and growing his own business, extensive knowledge of the government contracting industry and affiliations with the local community qualify him to serve on the board of directors.

Karen D. McGraw

Ms. McGraw, 65, has served as a director of Howard Bancorp and Howard Bank since March 2015. She serves on the Governance and Nominating Committee and the Compensation Committee of the boards of directors of both Howard Bancorp and Howard Bank.  Ms. McGraw is retired from McCormick and Company, Inc. where she was employed from 1977 until 2007 and served as member of their board of directors from 1992 to 2007. While employed at McCormick, Ms. McGraw was promoted to Senior Vice President, Human Relations. In this role she worked closely with the CEO and the Board on executive succession planning and senior level recruitment, executive compensation, acquisitions, divestitures, and integration of acquired companies. As a corporate function head, she provided strategic leadership to McCormick’s HR function and the world-wide HR staff. During her 15 years as a member of the McCormick Board of Directors, she also served as Secretary to the Compensation Committee of the Board. Ms. McGraw also served 12 years on the Board of GBMC Healthcare, Inc., and she served as both Vice Chair of the Board and Compensation Committee Chair.  She currently serves on the Board of Chimes International, Ltd., where she is Vice Chair of the Board and Chair of the Compensation Committee.  She is a past President of Network 2000, Inc., an organization dedicated to the advancement of women into executive and Board positions.  In addition to serving as President, she has also served on the Board of Directors, on the Executive Committee, and as Chair of the Women on Corporate Boards, Nominating, and Strategic Planning Committees.  Ms. McGraw has been honored by The Daily Record as one of Maryland’s Top 100 Women, named as a Distinguished Alumna by Mercy High School in Baltimore MD, received a Business Leader Award from the Maryland YWCA, and selected as a Distinguished Woman by the Girl Scouts of Central Maryland.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Ms. McGraw’s qualifications for serving on the boards of directors include her prior service on a large corporate board, and her deep understanding of succession planning and executive level compensation plans and practices in a large and growing organization.

Mary Ann Scully

Ms. Scully, 64, has served as a director and as the Board Chairperson, President, and Chief Executive Officer of Howard Bancorp since December 2005 and has served as a director and as the Board Chairperson, President, and Chief Executive Officer of Howard Bank since the founding of the Bank in 2004. Ms. Scully is also an organizing director of Howard Bank and the Chair of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank. Ms. Scully was employed by Allfirst Bank (formerly known as The First National Bank of Maryland and now known as M&T Bank) from 1973 through April 2003. She served as Executive Vice President for Regional Banking from June 2001 through April 2003, Executive Vice President for Community Banking from January 2000 through June 2001, Senior Vice President for Strategic Planning from 1998 to 2000, Senior Vice President for Mergers and Acquisitions from 1996 to 1998, and Senior Vice President of International Banking from 1984 to 1996.

Ms. Scully has been a Howard County resident since 1995. She is a past chair of the Maryland Bankers Association and the Community Foundation of Howard County. She was appointed to the Baltimore branch of the Federal Reserve Bank in 2014. Ms. Scully was also appointed to the Maryland Legislature’s Augustine Commission on economic development in 2014, the Bankers Advisory Board of the Conference of State Banking Supervisors, and the FDIC Council on Community Banking. She presently serves as the Vice president of the board and on the Executive Committee of Catholic Charities, and is the co-chair of the corporate campaign and a board member of Kennedy Krieger Institute. Ms. Scully was formerly a trustee and served on the Finance Committee and the Capital Campaign Council of the Howard Community College Foundation Board, as a trustee of the United Way of Central Maryland, as a board member of Howard County General Hospital and the Maryland Chamber of Commerce, as a trustee of the Horizon Foundation and as an advisory board member of Loyola University’s Sellinger School of Business.

The board of directors of each of Howard Bancorp and Howard Bank believe that Ms. Scully’s qualifications for serving as Chairman of the Board include her extensive knowledge of the Bank’s history, business and operations, as well as of the banking industry in general and the risks facing the industry. Ms. Scully has gained valuable insight into the Bank and the industry as a result of her long tenure with the Bank both as a director and in her executive officer positions as well as her previous extensive experience at other banks and her being active in several banking associations, including as a past Chair of the Maryland Bankers Association. The boards also believe that her personal and business affiliations in our market areas also qualify her to sit on the boards of directors, and that it is beneficial to have an executive officer, who is familiar with the day-to-day operations of Howard Bancorp and the Bank, serving on the board of directors, which provides the boards with a management perspective that helps them successfully oversee Howard Bancorp and Howard Bank.

Class I Directors to serve until the 2018 Annual Meeting of Stockholders

Andrew E. Clark

Mr. Clark, 53, has served as a director of Howard Bancorp since its formation in 2005 and as a director of Howard Bank since 2005.  Mr. Clark is Chairman of Wheatfield Ventures, LLC, a private investment firm, and has served in that capacity since 2000.  Mr. Clark is the Chairman and CEO of CapellaTax Network, LLC, an early stage company providing pre-paid tax compliance and advice, primarily as a pre-tax voluntary employee benefit, through a local network of Certified Public Accountants.  Mr. Clark has served as the Chairman since the formation of the company in January 2011 and assumed the position of CEO in May 2014.  Mr. Clark is a Member of the Board of Directors of ThunderBay 1636, LLC a branded apparel company focused on the growing sport of lacrosse.   From February 2009 through December 2012, Mr. Clark served as a Managing Principal and Chief Operating Officer of Evergreen Advisors, LLC, which assists closely-held and emerging growth companies in the areas of corporate finance, exit strategies, valuations, and advisory services. .  Prior to founding Wheatfield Ventures, LLC, Mr. Clark was a senior executive with Verio, Inc., an international provider of internet and Web hosting services, from 1997 to 2000.  In addition, Mr. Clark was a member of the Advisory Board of Spring Capital Partners, L.P., a provider of subordinated mezzanine financing in the Mid-Atlantic region.  Mr. Clark served on the Board of NDX Archives, LLC a full service provider of professional records management and storage services until its sale in December of 2014.  He also served on the Board of Trustees of the Glenelg Country School, and is a past President of Cattail Creek Country Club.  Mr. Clark is currently a Member of the Asset Quality, Compensation and Executive Committees of the boards of directors of both Howard Bancorp and Howard Bank and the Strategic Growth Initiatives Committee of the Howard Bancorp.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Clark’s qualifications for serving on the board include his educational background, extensive experience with financial accounting matters, including several years with the accounting firm of KPMG and serving in financial and operating positions with a public company, his financial expertise including serving as Chief Financial Officer of a privately held company, and his accounting certification.

John J. Keenan

Mr. Keenan, 62, has served as a director of Howard Bancorp and Howard Bank since 2014. Mr. Keenan is a retired KPMG LLP (“KPMG”) partner. Mr. Keenan joined KPMG in 1975 and worked there until his retirement in 2011, including serving as Managing Partner of KPMG’s Baltimore (1994-2005) and Washington, DC (2005-2009) offices and as Partner-in-Charge of the audit practice for the Washington/Baltimore Business Unit (2005-2011). Mr. Keenan is a certified public accountant and has extensive experience serving community banks, as well as companies in other industries. Given his experience as a partner at KPMG, Mr. Keenan also has knowledge in mergers and acquisitions, SEC rules and regulations, public offerings and the Sarbanes-Oxley Act of 2002 Section 404 matters. Mr. Keenan is currently Chair of the Audit Committee and a member of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Keenan’s qualifications for serving on the boards of directors include extensive experience with financial accounting matters, as well as his knowledge in the banking industry and securities regulation.

Kenneth C. Lundeen

Mr. Lundeen, 71, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Lundeen is President, Chief Executive Officer, and a co-owner of Environmental Reclamation Company, a diversified environmental services company, and has held this position for more than five years. Mr. Lundeen served as the President and Chief Executive Officer of C.J. Langenfelder & Son, Inc., a diversified construction contracting firm (1995-2004), and as Chairman of its successor Conrad Capital Corporation, an asset holding company (2004-2012). Mr. Lundeen served on the board of directors of the Baltimore branch of the Federal Reserve Bank of Richmond (2001-2006). He is an attorney and actively practiced in Maryland, specializing in corporate and business law and representing small to medium-sized private and publicly held companies, from 1972 until 1988. Mr. Lundeen is an organizing director of Howard Bank and is currently a member of the Governance and Nominating Committee and the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank and the Strategic Growth Initiatives Committee of Howard Bancorp.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Lundeen’s qualifications for serving on the boards of directors include his legal and management experience and his knowledge of the banking industry gained though his service at the Federal Reserve Bank and as a director of Howard Bank and Howard Bancorp since their formation.

Richard J. Morgan

Mr. Morgan, 68, has served as a director of Howard Bancorp and Howard Bank since October 2014. He has over 45 years of banking and management experience. After college and completing military service, he served in commercial lending leadership positions with two regional banks in New York and Maryland. He became President/CEO of two successful commercial banks and was a founding director of each. The second bank that Mr. Morgan founded was CommerceFirst Bank, where Mr. Morgan served as a director and as the chief executive officer and Mr. Morgan currently serves on the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank President from the commencement of operations in 2000 until the bank was sold to Sandy Spring Bancorp in June of 2012. Immediately after the sale, Mr. Morgan remained with Sandy Spring Bancorp and served as a Regional President until his departure in June of 2014. Since July of 2014, he has served as a senior management consultant and as a member of the board of directors of the Phillips Corporation of Hanover, Maryland. He also held a cabinet level position as Director of Economic Development in the administrations of two Anne Arundel County Executives, where he managed economic and community development programs throughout Anne Arundel County Maryland. Mr. Morgan has received numerous Federal, State and Local government appointments over the span of his career. Commercial banks in the Federal Reserve Bank of Richmond elected Mr. Morgan in 2010 to a 3-year term on the Board of Directors. Additionally, the Governor appointed him to the Maryland Department of Housing’s Neighborhood Business Development Loan Program and the County Executive appointed him as Chairman of Anne Arundel County’s General Development Plan. Mr. Morgan most recently served for three years as Chairman of Atlantic Central Bankers Bank. He has received a number of community and government awards including the U.S. Small Business Administration’s “Financial Services Leader of the Year” (twice) for the State of Maryland and Anne Arundel County’s “Business Leader of the Year Award” (twice). Mr. Morgan has been very active in leadership positions with community organizations including Anne Arundel Medical Center, Annapolis and Anne Arundel Chamber of Commerce, United Way of Central Maryland, Leadership Anne Arundel, Anne Arundel Community College, and Maryland Economic Development Association. In October 2014, Mr. Morgan was elected to the Anne Arundel County Business Hall of Fame in recognition of his business and community involvement contributions. This past year Mr. Morgan was elected to the Board of The Business Finance Group, Inc., the region’s leading provider of SBA 504 loans.  In addition, he was elected to the Board of Righttime Medical, Inc, a regional provider of urgent care services. Mr. Morgan is currently a member of the Asset Quality and Audit Committees of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Morgan’s qualifications for serving on the boards of directors include his 45 years financial and management experience that includes being a founding Director and President/CEO of two successful de novo commercial banks as well as his service as a Board member of the Federal Reserve Bank of Richmond.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS; CORPORATE GOVERNANCE

The Board of Directors of the Company met eleven times during 2015. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during 2015. There currently are six standing committees of our Board of Directors:

Asset Quality Committee
Audit Committee
Compensation Committee
Executive Committee
Governance and Nominating Committee
Strategic Growth Initiatives Committee

Corporate Governance

The Board of Directors is committed to fulfill its responsibilities to stockholders and other Company stakeholders consistent with sound corporate governance policies adopted by the Board on behalf of the Company that incorporate the best contemporary standards and practices. Among other polices, we have adopted a code of conduct that applies to our employees, including our Chief Executive Officer and our Chief Financial Officer, and a separate code of conduct that applies to our non-employee directors. These policies provide our directors, senior management and all our employees with a framework that defines responsibilities, sets high standards of professional and personal conduct, and promotes compliance with the various financial, ethical, legal and other obligations and responsibilities applicable to the Company.

The Company’s codes of conduct and other corporate governance policies can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations – Corporate Governance – Governance Documents.

Board Leadership Structure; Lead Independent Director

Currently, our President and Chief Executive Officer also serves as the Chairman of the Board. The Company believes this leadership structure is most appropriate for us because we believe having the CEO serve as Chairman fosters an alignment of various Company leadership duties and having the person most familiar with all aspects of the Company’s day to day operations lead the Board enhances accountability and effectiveness.

In addition to the Chairman of the Board, which is the only Board position filled by a member of management, the Board of Directors has established the position of Lead Independent Director. Mr. Latta currently serves as the Lead Independent Director.

The Lead Independent Director provides leadership to and reports to the Board focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of the leadership of the Board Chair/CEO, and promotes best practices and high standards of corporate governance.

The Lead Independent Director serves as a member of the Executive Committee, the Governance and Nominating Committee and any other committee of the Board to which he is appointed.

Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing and monitoring our risk management processes. The board appointed a Chief Risk Officer last year responsible for the strategic management of all enterprise risk- credit, compliance, operational, cyber and physical security. The Board of Directors regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations. The Board of Directors oversees the risk management process through correlated committee processes and through Board management of, and/or participation in, these committees. The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks. The Governance and Nominating Committee manages risk associated with the Board of Directors, including independence and competence of the directors. The Executive Committee is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment, and capital, and is also responsible for management of risk associated with loans and reviews loans as set forth in the Bank’s loan policies.

We also have an outsourced internal audit provider that reports to the Audit Committee. On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for this firm to complete. This firm reports the findings from these reviews and audits to the Audit Committee on at least a quarterly basis. The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.

The Board of Directors does not believe that the administration of its risk oversight function has had any effect on its leadership structure as described above.

Committees of the Board of Directors

Audit Committee

The Board of Directors of the Company has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm; the approval of all audit, review and attest services provided by the independent public accounting firm; the integrity of the Company’s reporting practices; and evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent public accounting firm. The Audit Committee is responsible for the selection, review and oversight of the Company’s outsourced internal audit company. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations – Corporate Governance – Governance Documents. The Audit Committee is currently comprised of Mr. Keenan, the Chair, and Messrs. Basir, Bozel, Hartson, and Morgan. Each member of the Audit Committee is independent, as determined under the definition of independence set forth in the rules and listing standards of NASDAQ. During 2015 the Audit Committee met nine times. The Board of Directors has determined that Mr. Keenan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by the Company’s independent registered public accounting firm. Non-audit services are only provided by the Company’s auditors to the extent permitted by law. Pre-approval is required unless a "de minimis" exception is met. To qualify for the "de minimis" exception: the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for: assisting, advising and making recommendations to the Board of Directors on corporate governance matters, including the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of stockholders; developing and recommending to the Board a set of corporate governance guidelines; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the Chief Executive Officer. The charter for the Governance and Nominating Committee can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations – Corporate Governance – Governance Documents.

The Governance and Nominating Committee identifies nominees for the Board of Directors by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board. Messrs. O’Neill and Bozel were nominated to the boards of directors of Howard Bancorp and Howard Bank as a condition of our acquisition of Patapsco Bancorp and The Patapsco Bank as provided in the merger agreement between Howard Bancorp and Patapsco Bancorp.

Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Governance and Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, the Governance and Nominating Committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to diversity on the Board that reflects the community that we serve. The Governance and Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under NASDAQ’s listing standards. These factors are subject to change from time to time.

The Governance and Nominating Committee also evaluates candidates for nomination to the Board of Directors who are recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Company’s Secretary at its executive offices. Submissions must include: (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors, including that information set forth in Article I, Section 1.10 of our Bylaws; (ii) such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934; (iii) an indication of whether such individual can read and understand basic financial statements; and (iv) Board committee memberships for the Governance and Nominating Committee to consider. A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission. The Governance and Nominating Committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of the Company’s proxy materials in connection with the prior year’s annual meeting of stockholders for nomination at the next annual meeting. The Governance and Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

There is no difference in the manner in which the Governance and Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder, the Governance and Nominating Committee, a director or by any other source. No submission for Board nominees by a stockholder was received by the Company with respect to the Meeting.

The Governance and Nominating Committee is currently comprised of Ms. Staton, the Chair, Ms. McGraw, and Messrs. Latta and Lundeen. Each member of the Committee is independent, as determined under the definition of independence set forth in NASDAQ’s rules and listing standards. During 2015 the Governance and Nominating Committee met eight times.

Compensation Committee

The Compensation Committee assists, advises and makes recommendations to the Board of Directors on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of the Company, as well as evaluating the performance of the Company’s executives. The Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to the Company’s executives and under the Company’s equity compensation plans. The Compensation Committee solicits the recommendation of our Chairman, President and Chief Executive Officer with respect to compensation determinations concerning the other executive officers of the Company, but does not delegate its authority with respect to compensation matters to any other person.

The Compensation Committee also may request others, including compensation consultants and legal counsel, to attend meetings or to provide relevant information to assist the committee in its work.  In this connection, the Compensation Committee has the authority to retain compensation and benefits consultants and legal counsel used to assist the committee in fulfilling its responsibilities.  The Compensation Committee retained a compensation consultant during the year ended December 31, 2015.

The Compensation Committee has engaged the ChaseCompGroup as its independent outside consultant.  During 2015, the ChaseCompGroup gave input to the Compensation Committee on a number of matters, including a review of general compensation matters and assistance with respect to the adoption of additional benefits for our CEO under a Supplemental Executive Retirement Plan. The aggregate costs of the services provided by the ChaseCompGroup were less than $120,000.00, and the Committee does not believe that their engagement raises any independence issues.

The charter for the Committee can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations – Corporate Governance – Governance Documents.

The Compensation Committee is currently comprised of Mr. Smith, the Chair, and Messrs. Arnold, Clark, Latta, McGraw. Each member of the Committee is independent, as determined under the definition of independence set forth NASDAQ’s rules and listing standards. During 2015 the Compensation Committee met six times.

Director Attendance at Annual Meetings

It is our policy that all members of the Board of Directors are expected to attend the annual meeting of stockholders in the absence of an unavoidable conflict. All of our directors at the time of our 2015 annual meeting of stockholders were in attendance at such meeting.

DIRECTOR COMPENSATION

          The following table discloses all fees earned and other payments to each director for the fiscal year ended December 31, 2015.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Richard G. Arnold	$18,100	$6,536	$24,636
Nasser Basir	18,500	6,536	25,036
Gary R. Bozel	3,633	2,182	5,515
Andrew E. Clark	19,550	6,536	26,086
Robert J. Hartson	14.500	6.536	21,036
John J. Keenan	13,300	11,730	25,030
Paul I. Latta, Jr.	34,800	6,536	41,336
Barbara K. Lawson (2)	8,900	3,275	12,175
Kenneth C. Lundeen	19,800	6,536	26,336
Karen D. McGraw	-	14,788	14,788
Richard J. Morgan	15,400	6,536	21,936
Thomas P. O’Neill	3,633	2,182	5,515
Richard H. Pettingill (2)	8,600	3,275	11,875
Mary Ann Scully (3)	-	-	-
Robert W. Smith, Jr.	17,750	6,536	24,286
Donna Hill Staton	19,500	6,536	26,036

Total	$215,966	$96,260	$312,226

(1)	As of December 31, 2015, our independent directors held outstanding options to purchase shares of our common stock as follows: Mr. Arnold – 8,035 shares; Mr. Basir – 304 shares; Mr. Clark – 6,877 shares; Mr. Hartson – 3,760 shares; Mr. Latta – 13,187 shares; Mr. Lundeen - 5,939 shares.
(2)	Ms. Lawson and Mr. Pettingill’s terms as directors ended at the annual meeting of stockholders held on May 27, 2015.

(3)	Ms. Scully is an executive officer and is not compensated for her services as a director.

Director Fees. Non-employee directors of the Company are compensated for their services as directors as follows: Each receives a retainer of $16,500 per year consisting of a cash payment of $10,000 plus shares of Company common stock having a value of $6,500. No fees are paid for attendance at Board meetings. Each non-employee director is however, compensated at the rate of $300 for attending each meeting of a Company or a Howard Bank Board committee of which the director is a member. The boards of directors and committees of both the Company and the Bank generally meet concurrently, and compensation is determined on the basis of such concurrent meetings being considered as one meeting. Attendance may be in person or by telephone or video conference for compensation purposes. In addition, each non-employee director who holds any of the following Board leadership positions receives a cash retainer in the amount per annum indicated:

•	Lead Independent Director - $12,500
•	Audit Committee Chair - $5,000
•	All Other Committee Chairs - $3,500

Non-employee director compensation is calculated and paid quarterly. Although retainers are stated in amounts per annum, a retainer is payable only for such quarters for which a director holds the position for which the retainer is payable. All director compensation earned during a calendar quarter to be paid in the form of Company common stock is deemed awarded as of the close of business on the last business day of such calendar quarter (the “Award Date”). The stock is awarded under our 2013 Equity Incentive Plan and is fully vested and unrestricted (except for any restriction on transferability required by applicable securities laws and regulations). The number of shares to be awarded to each non-employee director for a calendar quarter is calculated by dividing (i) the total amount of the compensation earned by the director during the calendar quarter and to be paid by the award of stock by (ii) the closing price per share of the Company’s common stock on the Award Date.

In 2015, non-employee directors earned cash payments of $215,966, and awards of 6,956 shares of common stock as compensation for their service as directors, including attending board of director and committee meetings, as disclosed in the above table. The directors receive no other compensation for their services.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Robert A. Altieri

Mr. Altieri, 54, serves as Executive Vice President of the Company; and Executive Vice President, President of the Mortgage Division and Chief Specialty Lending Officer of Howard Bank. He has held these positions since April 2013.

Prior to joining Howard Bank, Mr. Altieri was most recently the Chief Executive Officer and President of Carrollton Bancorp, Carrollton Bank, Carrollton Mortgage Services, Inc. and Carrollton Community Development Corporation where he served in those capacities for nearly 12 years. Prior to that, he served as a Senior Vice President and Chief Lending Officer for Carrollton Bank.

Mr. Altieri has over 30 years of experience in the commercial banking industry.

Charles E. Schwabe

Mr. Schwabe, 60, serves as Executive Vice President and Secretary of the Company, and Executive Vice President, Chief Strategic Risk Officer and Secretary of Howard Bank. Mr. Schwabe has served as Executive Vice President and Secretary of the Company since December 2005 and as Executive Vice President and Secretary of Howard Bank since the founding of Howard Bank in 2004 and was appointed Chief Strategic Risk Officer in December 2014. He previously served as Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer and Chief Operational Risk Officer of the Bank from the founding of the Bank in 2004 until December 2014. Mr. Schwabe provides leadership for the assessment and management of enterprise risk which encompasses asset quality, compliance and operational risk, cyber and physical security risk. The Chief Credit Officer, Chief Compliance Officer and Chief Security Officer report to Mr. Schwabe.

Prior to joining the organizing group for Howard Bank, he was employed by Allfirst Bank (now M&T Bank) from 1988 through April 2003.  He served as Senior Vice President and Manager for the Customer Relationship Management Program as well as the Strategy and Planning Director for the Technology, eCommerce and Operations Division.  At Allfirst Bank, he was also Vice President of Strategic Planning for the Mergers and Acquisitions Division and Vice President and Group Marketing Head for small business and retail product development and management.  Prior to working at Allfirst Bank, he was a consultant and senior manager for a marketing firm that specialized in the health care and financial services industries.

Mr. Schwabe has over 28 years of banking management experience and another seven years as a marketing strategy consultant to the banking, retail and business services industries.

George C. Coffman

Mr. Coffman, 52, serves as Treasurer, Executive Vice President and Chief Financial Officer of the Company and Treasurer, Executive Vice President, Chief Financial Officer and Chief Investment Officer of the Bank. He has held these positions since the opening of the Bank in 2004 and since December 2005 with respect to Howard Bancorp. Mr. Coffman also serves as Chief Interest Rate and Liquidity Risk Officer of Howard Bank. Mr. Coffman provides leadership for the financial management and investment operations of Howard Bank. In this role, he directly manages all of the corporate accounting functions, management and regulatory reporting preparation, and compliance with accounting principles and disclosure requirements.  Mr. Coffman also is responsible for the management of interest rate risk, budgeting and financial planning, and tax planning and reporting.  Other duties include directing the investment portfolio, as well as overall funds management, and investor relations. Mr. Coffman is a Certified Public Accountant. He also serves as the Bank’s Chief Investment Officer.

Prior to joining the organizing group of  Howard Bank, Mr. Coffman held several senior financial management positions at Maryland-based financial institutions, including Mercantile Bank in Baltimore (now PNC Bank), Farmers & Mechanics Bank in Frederick (now PNC Bank), Sequoia Bank in Bethesda (now United Bank), and Citizens Bank of Maryland in Laurel (now SunTrust Bank).

Mr. Coffman has more than 27 years of experience in the operations, accounting, investment and finance areas of commercial banks in the central Maryland area.

Dennis E. Finnegan

Mr. Finnegan, 66, joined the Bank as Executive Vice President and Chief Deposit Officer in December 2014.

Prior to joining Howard Bank, Mr. Finnegan began his banking career at the Equitable Trust Company (now Bank of America) rising through the ranks from management trainee to Vice President and Corporate Secretary. He worked for First National Bank of Maryland (now M&T Bank) as head of the bank’s Investment Brokerage department and manager of Personal Trust Business Development. He also managed the Baltimore Private Banking office for Crestar Bank (now SunTrust) and managed the new business and sales programs for Thomson Financial Corporation’s wealth identification practice.

He joined Howard after holding a similar position at 1st Mariner Bank for the last 15 years. During his tenure at 1st Mariner, the bank grew to over $1.2 billion in assets, 16 banking offices and the highest brand recognition of any Baltimore-headquartered bank.

Dennis is a member of the Maryland Bar Association. He is a former Board member of Goodwill Industries of the Chesapeake and the Central Maryland YMCA.

Mr. Finnegan has more than 40 years of experience managing every aspect of retail banking.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Howard Bank and the Company may engage in transactions in the ordinary course of business with some of its directors, executive officers, holders of five percent or more of any class of our securities and entities and individuals affiliated with those persons. In addition, Howard Bank has had in the past, and may have in the future, banking transactions, including making loans to and loan guarantees on behalf of, with directors, executive officers, holders of five percent or more of any class of our securities and the business and professional organizations in which they are associated in the ordinary course of business. All such transactions will be made on terms that are no less favorable to us than those that could be obtained at the time from unaffiliated third parties and otherwise in accordance with applicable law. Further, any loans, loan commitments and loan guarantees are and will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In addition, a majority of our independent directors must approve all material affiliated transactions and loans that are in excess of $500,000, including any forgiveness of loans, with our directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons.

In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Howard Bank’s directors, executive officers and their affiliates at December 31, 2015 was approximately $14.3 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require that our directors and executive officers and persons holding more than ten percent of our outstanding shares of common stock report their ownership and changes in such ownership on Forms 3, 4 and 5 to the Securities and Exchange Commission and to us.  Securities and Exchange Commission rules require disclosure in the Company’s proxy statement or Annual Report on Form 10-K of the failure of an officer, director or ten percent beneficial owner to file a Form 3, 4 or 5 on a timely basis.  Relying on representations of its directors and executive officers subject to Section 16 and copies of reports filed with the SEC, we believe that no director or executive officer of the Company failed to timely file such ownership reports during the year ended December 31, 2015, however, we are aware of a late Form 4 filed by Andrew E. Clark on April 7, 2016 to report his purchase of 5,190 shares of our common stock on July 23, 2012.  We are not aware of any stockholders that own 10% of our common stock.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Compensation of the executive officers of the Company is determined by the Board of Directors based upon recommendations of and through its Compensation Committee (the “Compensation Committee”). The Compensation Committee is comprised of independent non-employee directors, and its role and composition are further described in this Proxy Statement under Compensation Committee. The Compensation Committee Overview contained in this Proxy Statement describes the Company’s executive compensation philosophy, including core principles and objectives, and how it has been implemented. The compensation paid by the Company to its named executive officers is described in this Proxy Statement under Executive Compensation.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. We first held this vote, which is often referred to as the “say-on-pay” vote, at our annual meeting of stockholders held in 2013. At such meeting, consistent with the Board of Directors’ recommendation, our stockholders voted to hold the say-on-pay vote on an annual basis; therefore our Board of Directors determined that the Company will hold future non-binding advisory votes on the compensation of our named executive officers every year, until the next required vote on the frequency of stockholder votes on the compensation of our named executive officers, which will be in 2019. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers by voting on the following non-binding, advisory resolution:

RESOLVED, that the stockholders of Howard Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the compensation tables and related material in the Proxy Statement for the 2016 annual meeting of stockholders.

Approval of the non-binding, advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 965,700 shares of our common stock, or approximately 14% of the shares of common stock outstanding on the Record Date, and have indicated their intention to vote “FOR” the approval of the non-binding, advisory proposal to approve the compensation of our named executive officers.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Board of Directors and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors believes that the Company’s executive compensation program is reasonable in comparison both to similar sized companies in the industry and to the Company’s performance, and that it strongly aligns the interests of the Company’s executive officers with the interests of the Company’s stockholders in the creation of long-term value of the Company as well as the components that drive long-term value.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Overview

The Compensation Committee’s responsibilities with regard to compensation are to: develop and implement an annual process for evaluating the performance of the Chief Executive Officer; make recommendations to the Board concerning the compensation of the Chief Executive Officer; in consultation with the Chief Executive Officer, determine the compensation of the other executive officers; make recommendations to the Board concerning compensation to directors; advise the Board and the Chief Executive Officer on other compensation and benefit matters; and administer various Company incentive plans and employment agreements.

The Company’s executive compensation philosophy embraces the following core principles and objectives:

•	Attract and retain top talent who demonstrate success and professional growth and who model the Company’s values of excellence, leadership, discipline, teamwork and community spirit.
•	Reward desired performance and behavior in order to drive and enhance Company performance and achievement of its short-term and long-term goals.
•	Increase commitment through vesting of equity-based compensation awards over time.
•	Maintain compensation competitiveness within the marketplace from which the Company accesses the desired level of talent.
•	Include a strategic emphasis on performance-based compensation, utilizing a mix of short-term and long-term incentive compensation that rewards specific performance, achievements and outcomes and aligns individual rewards with Company performance and enhancement of stockholder value.
•	Structure compensation plans so as not to encourage employees to take unnecessary or excessive risks that threaten the value of the Company and so as not to encourage the manipulation of earnings to enhance the compensation of any employee.

Under the Company’s compensation policies established by the Compensation Committee, changes in base compensation are made, and cash and equity-based incentive compensation is awarded, based both on the individual executive officer’s performance and on the performance of the entire Company. In assessing performance for purposes of compensation decisions, the Compensation Committee considers a number of factors, including achievements against individual and Company goals identified and approved at the beginning of each year. The Company also considers the total compensation and the mix of compensation paid by financial services companies with characteristics similar to those of the Company to officers with comparable responsibilities and experience.

In assessing performance for the purposes of establishing compensation, the Committee does not exclusively rely on a mechanical formula, but instead weighs the performance against goals and other factors described above as considered appropriate in the circumstances.

The Compensation Committee has engaged ChaseCompGroup as its independent outside consultant. ChaseCompGroup gave input to the Compensation Committee on a number of matters in 2015, including review of general compensation matters and assistance with respect to the adoption of additional benefits for our CEO under a Supplemental Executive Retirement Plan.

The primary components of our 2015 compensation program and activities are described below.

Base Salary

The Compensation Committee believes that base salaries for the Company’s executive officers should be targeted at market competitive levels using a peer group of banks of similar size. Base salaries are reviewed annually and adjusted to the extent deemed appropriate based on our review of market data and assessment of Company and individual executive performance. Each of our named executive officers received an increase in base salary at the beginning of 2015 as reflected in the Summary Compensation Table. The increases in base salary were made after consultation with ChaseCompGroup and consideration of compensation paid by peer banks, taking into account the organic and acquired growth in the loans, assets and deposits of the Company, the achievement of significant growth and profitability of the mortgage division and other progress on strategic initiatives through the end of 2014. Given the adjustments at the beginning of 2015, our named executive officers received no base salary increases for 2016.

Short Term Incentive

The Compensation Committee established an annual cash incentive compensation program for 2015 based upon the achievement of specified Company-wide financial results as well as individual goals of the named executive officers. Thresholds for annual cash incentives were set at 80%, 100% and 115% of certain financial metrics and individual goals, with our CEO having target cash bonus awards ranging from 12.5% to 62.5% of base salary and the other named executive officers having target awards ranging from 10% to 50% of base salary. The Company-wide financial metrics tied the awarding of bonuses to three financial targets in comparison to budgeted results – revenues, earnings per share and net income before taxes and provision for loan losses. 50% of the bonus allocation was tied to the three Company wide financial targets; the remaining 50% of the bonus allocation was tied to the individual performance goals.

In 2015, after adjusting to exclude the impact of the Patapsco Bancorp transaction and the equity offering concluded in June of 2015, as well as certain other non-operating events, it was determined that only the revenue target was achieved and the earnings per share and net income targets were not. Accordingly, one one-third of the available bonus amount attributable to the Company wide financial metrics was awarded to each of the named executive officers, with additional bonus amounts being awarded based on assessment of individual performance against individual goals and objectives. As a result, total bonus payments to each named executive officer, and the percentage of bonus amount against a target bonus at the 100% level, is set forth in the table below:

	Bonus Amount	Percentage of Target Bonus
Mary Ann Scully	$ 70,000	53%
George Coffman	$ 55,000	67%

Mr. Altieri is paid a bonus based on a formula included in his employment agreement providing a specified incentive bonus amount based on the performance of the mortgage division. As a result of the growth and performance of the mortgage division, Mr. Altieri was awarded a bonus in the amount $407,234. This bonus amount is payable over a 3 year period.

Long Term Incentive

The Compensation Committee believes stock-based incentive compensation is an important tool to further align the interests of our executive officers with the long-term interests of our stockholders and uses the LTI for that purpose. In April 2013, the Compensation Committee granted restricted stock awards to our executive officers in an aggregate amount of 50,000 shares, half of which were tied to a combination of performance and time vesting over three years and half of which were tied only to three-year time vesting. In 2014 the Committee determined that the first year performance targets were not met with respect to this award and one-third of the performance-related share grants were not issued to the executives. In April 2014, the Committee granted restricted stock awards to our executive officers in the aggregate amount of 42,000 shares, 25,000 of which were tied to a combination of performance and time vesting over a period of three years and 17,000 of which were tied to three-year time vesting. In 2015, the Compensation Committee concluded that the performance targets for the performance awards granted in 2013 and 2014 eligible for vesting in 2015 were achieved and earned by the executives. In April 2015, the Committee granted restricted stock awards to our executive officers in the aggregate amount of 50,000 shares, 30,000 of which were tied to a combination of performance and time vesting over a period 3 years and 20,000 of which were tied to three-year time vesting. In 2016, the Compensation Committee concluded that the targets for the performance awards granted in 2013, 2014 and 2015 eligible for vesting performance in 2016 were not achieved and earned by the executives.

The Compensation Committee has direct oversight and administrative responsibility for the Company’s equity compensation plans and reports all awards to the Board of Directors.

Given the structure of and amounts payable under the above-described plans, the Committee has concluded that these plans do not serve as an inducement for any executive officer or other employee to engage in any inappropriate risk-taking activity that would threaten the value of the Company. Further, the Company believes it has appropriate controls in place to mitigate and reduce the risk of inappropriate risk-taking activity.

Supplemental Executive Retirement Program

Effective December 1, 2014 (the “Effective Date”), the Company adopted a Supplemental Executive Retirement Plan (the “SERP”). Eligibility to participate in the SERP is limited to highly compensated employees as determined by the Board of Directors. Currently, eligibility to participate in the SERP has been granted solely to Ms. Scully, our President and Chief Executive Officer. The SERP is unfunded and designed to be a nonqualified deferred compensation retirement plan in compliance with Section 409A of the Internal Revenue Code. In early 2016, the Compensation Committee, and the Board of Directors of the Company, concluded that the annual benefit payable to Ms. Scully under the SERP should be increased in order to be more closely aligned with market practices relating to SERP benefits as a percentage of compensation. The increase in the benefit was adopted through a supplement to the original benefit provided to Ms. Scully under the SERP.

The SERP is a defined benefit style program in which the participant is promised a benefit according to a set formula; such benefit is paid to the participant (or his or her beneficiary) in equal quarterly installments over a period of 15 years following the later of (i) the participant’s severance from employment with the Bank after attainment of the Normal Retirement Age (as defined in the SERP) or (ii) the attainment of Normal Retirement Age if severance has occurred first. Under the SERP, as supplemented and increased in 2016, Ms. Scully will receive $150,000 each year for 15 years once she begins to receive her benefit subject to the applicable vesting schedule. Provided she remains an employee of the Bank through the applicable vesting time, Ms. Scully will earn vesting on a graduated schedule in which she will become fully vested on August 25, 2019, which has been established for purposes of the SERP as her retirement date.

To the extent not already fully vested, a participant in the SERP fully vests in his or her benefit upon the occurrence of the participant’s death or Disability (as defined in the SERP) or if the Bank terminates the SERP following a Change in Control (as defined in the SERP). Upon a participant’s Termination for Cause (as defined in the SERP), he or she forfeits all benefits under the SERP including any amounts in which he or she has previously vested.

Summary Compensation Table. The following table sets forth a comprehensive overview of the compensation for Ms. Scully, our Chief Executive Officer and President, and our next two most highest paid executive officers whose total compensation exceeded $100,000 during 2015 (the “named executive officers”) for the years ended December 31, 2015 and 2014.

SUMMARY COMPENSATION TABLE

						All
Name					Stock	Other
and Principal Position	Year	Salary	Bonus (1)		Awards (2)	Compensation		Total

Mary Ann Scully,	2015	$350,000	$70,000		$140,000	$21,900	(3)	$581,900
Chairman, Chief Executive Officer,	2014	$275,000	$100,000		$113,000	$11,738		$499,738
and President of the Company and the Bank

Robert A. Altieri,	2015	245,000	407,234	(4)	112,000	20,970	(5)	785,204
Executive Vice President	2014	245,000	124,110	(4)	90,400	15,130		474,640
of the Company and the Bank,
Mortgage Division President of the Bank

George C. Coffman,	2015	275,000	55,000		112,000	20,650	(6)	462,650
Executive Vice President and Treasurer	2014	200,000	75,000		90,400	18,442		383,842
and Chief Financial Officer
of the Company and the Bank

(1)	Represents amounts paid based upon the executive's performance during the year indicated even if paid in the following year(s).
(2)	Consists of restricted stock unit awards.

Restricted stock units were granted to Ms. Scully and Messrs. Altieri and Coffman in April 2015 and the value is based on the closing share price at the date of grant of $14.00.

Restricted stock units were granted to Ms. Scully and Messrs. Altieri and Coffman in April 2014 and the value is based on the closing share price at the date of grant of $11.30.

All shares granted in both 2015 and 2014 are subject to a three year vesting schedule.

(3)	Represents $10,600 in 401(k) matching contribution, $2,300 in life insurance benefits and a car allowance of $9,000.
(4)	Amount based upon formula defined in Mr. Altieri's employment agreement.

One half of bonus is paid in the year following the division's performance, and the remainder is deferred over three years.

(5)	Represents $9,800 in 401(k) matching contribution, $2,170 in life insurance benefits and a car allowance of $9,000.
(6)	Represents $10,600 in 401(k) matching contribution, $1,050 in life insurance benefits and a car allowance of $9,000.

The following table discloses information about unexercised options and unvested stock awards outstanding at December 31, 2015 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR END

DECEMBER 31, 2015

OPTION AWARDS				STOCK AWARDS

Number of	Number of						Equity Incentive	Equity Incentive
Securities	Securities				Number of	Market Value	Plan Awards:	Plan Awards:
Underlying	Underlying				Shares of	of Shares	Number of	Market Value of
Unexercised	Unexercised	Option	Option		Stock	of Stock	Unearned Shares	Unearned Shares
Options:	Options:	Exercise	Expiration	Grant	that have	that have	that have	that have
Exercisable	Unexercisable	Price	Date	Date	Not Vested (1)	Not Vested	Not Vested (2)(3)	Not Vested

Mary Ann Scully
6,387		$13.75	2/14/2017	4/5/2013	$1,666	$22,058	—	$—
17,000		$13.99	1/17/2017	4/30/2014	$3,333	$44,129	1,666	$22,058
				4/30/2015	$5,000	$66,200	3,333	$44,129

23,387	—				$9,999	$132,387	4,999	$66,187

Robert A. Altieri

—	—	—	—	4/30/2013	$1,666	$22,058
				4/30/2014	$2,000	$26,480	1,666	$22,058
				4/30/2015	$3,000	$39,720	3,333	$44,129
—	—				$6,666	$88,258	4,999	66,187

George C. Coffman
4,562		$13.75	2/14/2017	4/5/2013	$1,666	$22,058	—	$—
14,200		$13.99	1/17/2017	4/30/2014	$2,000	$26,480	1,666	$22,058
				4/30/2015	$3,000	$39,720	3,333	$44,129

18,762	—				$6,666	$88,258	4,999	$66,187

(1)	For each grant on 4/5/2013, 1,667 shares vest on each of 4/5/2014 and 4/5/2015, and 1,666 shares vest on 4/5/2016. For each grant on 4/30/2014, 1,667 shares vest on each of 4/30/2015 and 4/30/2016, and 1,666 shares vest on 4/30/2017. For each grant on 4/30/2015, 1,667 shares vest on each of 4/30/2016 and 4/30/2017, and 1,666 shares vest on 4/30/2018.
(2)	For each grant on 4/5/2013, assuming pre-established performance metrics for the prior year are met or the Board of Directors uses its discretionary authority to permit such shares to be earned in the absence of meeting such performance metrics, 1,667 shares vest on each of 4/5/2014 and 4/5/2015, and 1,666 shares vest on 4/5/2016.
(3)	For each grant on 4/30/2014, assuming pre-established performance metrics for the prior year are met or the Board of Directors uses its discretionary authority to permit such shares to be earned in the absence of meeting such performance metrics, 1,667 shares vest on each of 4/30/2015 and 4/30/2016, and 1,666 shares vest on 4/30/2017. For each grant on 4/30/2015, assuming pre-established performance metrics for the prior year are met or the Board of Directors uses its discretionary authority to permit such shares to be earned in the absence of meeting such performance metrics, 1,667 shares vest on each of 4/30/2016 and 4/30/2017 and 1,666 shares vest on 4/30/2018.

Employment Agreements

The following summarizes the material terms of the employment agreements between the named executive officers and Howard Bank.

Chief Executive Officer - Mary Ann Scully

Howard Bank entered into an amended and restated employment agreement with Mary Ann Scully on December 18, 2008 pursuant to which Ms. Scully serves as President and Chief Executive Officer of Howard Bancorp and Howard Bank.

The amended and restated employment agreement provided for an initial term expiring on March 31, 2011 and, unless written notice that the agreement will not be renewed is provided to Ms. Scully, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2009), such that the remaining term at each renewal will be three years. Ms. Scully’s term of employment is currently extended through March 31, 2019.

Ms. Scully’s employment agreement provides for an initial annual salary subject to annual increases as may be determined by Howard Bank’s Board of Directors. Ms. Scully’s current annual salary is set at $350,000. Ms. Scully is also entitled to a bonus as determined each year by the Bank’s board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management. The agreement also provides that Ms. Scully is not compensated for her services as a director.

Howard Bank may terminate Ms. Scully’s employment under the agreement for certain events constituting Cause as defined in the agreement. In addition, Howard Bank may terminate the agreement without Cause or upon Ms. Scully’s Permanent Disability as defined in the agreement, in each case upon written notice to Ms. Scully. Ms. Scully may terminate her employment at any time under the agreement.

If Howard Bank terminates Ms. Scully’s employment without Cause or upon Ms. Scully’s Permanent Disability, or Ms. Scully terminates her employment for Good Reason or upon her Permanent Disability, and a Change in Control, as defined in the agreement, has not occurred, then Ms. Scully will be entitled to receive an amount equal to her current base salary plus all benefits she is then receiving for a period equal to the remaining term of the agreement plus any incentive compensation already accrued for that year. In addition, all of her stock awards and stock options shall immediately vest upon the effective date of such termination. If the termination is due to Permanent Disability, then such amount payable will be reduced if and to the extent that Ms. Scully receives payments under any disability insurance or other program maintained by Howard Bank.

If, within 12 months following a Change in Control, Ms. Scully’s employment is terminated under the agreement by Ms. Scully for any reason or by Howard Bank without Cause, then, instead of the payments provided for above, Ms. Scully will be entitled to: (i) a lump sum payment equal to the sum of (a) 2.99 times her average annual compensation (consisting of base pay and bonus) during the most recent three years minus the aggregate present value of any other payments she receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence, and (b) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to the Bank’s other employees.

If any severance payment or distribution made to Ms. Scully is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), Ms. Scully will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.

Ms. Scully’s employment also terminates upon mutual agreement of the parties or immediately upon her death. If her employment is terminated upon death, all of Ms. Scully’s stock awards and stock options shall immediately vest.

The agreement also contains confidentiality, non-compete and non-solicitation provisions.

Executive Vice President and Treasurer – George C. Coffman

On December 18, 2008, Howard Bank entered into amended and restated employment agreement with Mr. Coffman pursuant to which he serves as an Executive Vice President of Howard Bank.

The amended and restated employment agreement provides for an initial term expiring on March 31, 2011 and, unless written notice that the agreement will not be renewed is provided to the executive, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2009), such that the remaining term at each renewal will be three years. The term of Mr. Coffman’s employment is currently extended through March 31, 2019.

Mr. Coffman’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. He also may receive an annual bonus to be determined by the Bank’s board of directors. Mr. Coffman’s current annual salary is set at $275,000. Mr. Coffman is also entitled to a bonus as determined each year by the board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.

The other substantive provisions of Mr. Coffman’s employment agreement are identical to those of Ms. Scully’s employment agreement as described above.

Executive Officer – Mr. Altieri

On September 30, 2014, Howard Bank entered into amended and restated employment agreement with Mr. Altieri pursuant to which he serves as an Executive Vice President and President of the Mortgage Division of Howard Bank.

The amended and restated employment agreement provides for an initial term expiring on April 30, 2017 and, unless written notice that the agreement will not be renewed is provided to the executive, is renewed for an additional year on each subsequent April 29 such that the remaining term at each renewal will be three years. The term of Mr. Altieri’s employment is currently extended through April 30, 2018.

Mr. Altieri’s amended and restated employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. Mr. Altieri’s annual salary is currently set at $245,000. Mr. Altieri also will receive an annual incentive based upon the pretax revenues of the mortgage division. He is also entitled to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.

If, within 12 months following a Change in Control, Mr. Altieri’s employment is terminated under the agreement by Howard Bank without Cause, then, instead of the payments provided for above, Mr. Altieri will be entitled to: (i) a lump sum payment equal to the sum of (a) two times his average annual compensation (consisting of base pay and bonus) during the most recent three years minus the aggregate present value of any other payments he receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence, and (b) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to the Bank’s other employees.

The other substantive provisions of Mr. Altieri’s employment agreement are identical to those of Ms. Scully’s employment agreement as described above.

Supplemental Executive Retirement Plan

As discussed above, the Bank maintains the SERP, which provides Ms. Scully (or her designated beneficiary) with additional compensation upon her reaching age 68. Upon attainment of age 68, Ms. Scully is entitled to total annual benefit of $150,000 for a period of 15 years. A reduced benefit is payable if prior to her attaining age 68 Ms. Scully’s employment is terminated due to her death or disability, by the

Bank without cause or by Ms. Scully for any reason, or if the Bank terminates the Plan within 30 days before or 12 months following a change in control.

The board of directors of the Bank may designate additional Bank personnel to participate in the SERP, however, participation is limited to a select group of management or highly compensated employees.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2015, with respect to compensation plans under which equity securities of Howard Bancorp are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights	Weighted average exercise price of outstanding options, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	83,850	$12.89	608,399
Equity compensation plans not approved by security holders (2)	53,613	$11.38	0
Total	137,463	$12.30	608,399

(1) Includes our 2013 Equity Incentive Plan, which was approved by our stockholders on May 29, 2013, and our 2004 Incentive Stock Option Plan, which was approved by security holders of Howard Bank. Effective December 15, 2005, all of the then stockholders of Howard Bank became stockholders of Howard Bancorp.

(2) Includes our 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan permits the granting of nonstatutory stock options (but not incentive stock options within the meaning of Code section 422), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing. Participation in the 2004 Stock Incentive Plan is open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any affiliate of the Company, as may be selected by the plan Administrator from time to time. The Administrator may also grant awards pursuant to the plan to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services. 200,000 shares of our common stock were reserved for issuance under the 2004 Stock Incentive Plan, subject to adjustment. Also includes options granted under employment agreements between Howard Bank and each executive officer dated as of August 9, 2004. Under the terms of each employment agreement, each executive officer was granted options upon the effective dates of the agreements and upon issuances of additional shares of common stock for the primary purpose of increasing equity capital.

ITEM 4. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Stegman & Company, independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2016. Stegman & Company has audited the financial statements of the Company and Howard Bank since their organization. Representatives of Stegman & Company are expected to be present at the Meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Stegman & Company and may retain that firm or another firm without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Ratification of Stegman & Company requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 965,700 shares of our common stock, or approximately 14% of the shares of common stock outstanding on the Record Date, and have indicated their intention to vote “FOR” the ratification of Stegman & Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2016 FINANCIAL STATEMENTS.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board, and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)  reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K;

(2)  discussed with Stegman & Company, the Company’s independent registered public accounting firm, the matters required to be discussed by statement of Auditing Standards No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, and has received the written disclosures and the letter from Stegman & Company, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence; and

(3)  discussed with Stegman & Company its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Submitted by the Audit Committee:

John J. Keenan, Chairman

Nasser Basir

Gary R. Bozel

Robert J. Hartson

Richard J. Morgan

Fees to independent registered public accounting firm

The following is a summary of the fees billed to the Company by Stegman & Company for professional services rendered for the years ended December 31, 2015 and 2014.

Audit fees. The aggregate amount of fees billed by Stegman & Company for services provided in connection with the audit of the Company’s financial statements for the years ended December 31, 2015 and 2014, were $184,453 and $84,900, respectively.

Tax fees. The aggregate amount of fees billed by Stegman & Company for services provided in connection with tax preparation, tax compliance, tax planning and tax advice for the years ended December 31, 2015 and 2014, were $10,049 and $7,800, respectively.

All Other Fees. There were no other professional services provided by Stegman & Company during the years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee approves the engagement before the Company or Howard Bank engages the independent registered public accounting firm to render any audit or non-audit services, except under the de-minimis exception as detailed under the Audit Committee description above.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by stockholders at the Meeting. If, however, any other matters not now known are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established procedures for stockholder communications with the Board of Directors. Stockholders may communicate with the Board by writing to the following:

Lead Independent Director

Howard Bancorp, Inc.

6011 University Boulevard

Suite 370

Ellicott City, MD 21043

All communications that relate to matters that are within the scope of responsibilities of the Board will be forwarded to the non-employee directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibilities and will be forwarded to the appropriate Company officer. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.

STOCKHOLDER PROPOSALS FOR THE HOWARD BANCORP, INC. 2017 ANNUAL
MEETING OF STOCKHOLDERS

In order to be included in the proxy materials for the Company’s 2017 annual meeting of stockholders, stockholder proposals submitted to the Company in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at our executive offices on or before December 13, 2016. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of the Company by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, we hereby notify our stockholders that the notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2017 annual meeting of stockholders must be received by our Secretary between December 13, 2016 and January 12, 2017; provided, however, that if less than 100 days’ prior public disclosure of the date of the meeting is made by the Company, any such notice by a stockholder must be so received not later than the 10th day following the day on which such prior public disclosure of the date of the meeting is first made by the Company. As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in the Company’s proxy related to the 2017 annual meeting of stockholders.

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:30 a.m., Eastern Time, on May 25, 2016. Vote by Internet • Go to www.investorvote.com/HBMD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors Class II - terms expiring in 2019: For Withhold For Withhold For Withhold + 01 - Robert J. Hartson 02 - Paul I. Latta, Jr. 03 - Robert W. Smith, Jr. 04 - Donna Hill Staton Class I - terms expiring in 2018 Nominee: For Withhold 01 - Thomas P. O’Neill Class III - terms expiring in 2017 Nominee: For Withhold 01 - Gary R. Bozel For Against Abstain For Against Abstain 2. To approve a non-binding advisory proposal to approve the 3. To ratify the appointment of Stegman & Company as the compensation of the Company’s named executive officers. independent registered public accounting firm to audit the Company's financial statements for 2016. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When shares are held by joint tenants, both should sign. Executors. administrators. trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02AIYB .. Annual Meeting Materials are available at: www.edocumentview.com/hbmd • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — HOWARD BANCORP, INC. + Annual Meeting of Stockholders — May 25, 2016, 11:30 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby makes, constitutes and appoints Richard G. Arnold, John J. Keenan, and Kenneth C. Lundeen, or any of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Howard Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on May 25, 2016 and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees for Director set forth above, FOR approval of the non-binding advisory proposal to approve the compensation of the Company's named executive officers, and FOR ratification of the appointment of Stegman & Company. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the Meeting or any adjournment or postponement of the Meeting. Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated. Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +